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                                                                   EXHIBIT 10.11

                         RECOGNITION AND RETENTION PLAN
                                 FOR MEMBERS OF
                             THE COMEX DIVISION OF
                          NEW YORK MERCANTILE EXCHANGE

                                   ARTICLE I
                                    PURPOSE

            The purpose of the Recognition and Retention Plan (the "Plan") for Members of the COMEX Division of New York Mercantile Exchange ("NYMEX") is to promote continuity and stability among the membership of Commodity Exchange, Inc. (together with Commodity Exchange, Inc. (as constituted prior to _________,
1994) for periods before __________, 1994, and the COMEX Division of NYMEX for any period after such date after which NYMEX has succeeded to substantially all of the assets of Commodity Exchange, Inc. (as constituted as of _________, 1994, "COMEX"), and to thereby increase economic activity of COMEX, by rewarding members of COMEX for long-term and continuous membership.


                                   ARTICLE II
                                   DEFINITIONS

            1. "Account" shall mean the account established pursuant to Section 1 of Article V of the Plan to fund the payment of benefits to Qualified Participants and Beneficiaries.

            2. "Beneficiary" shall mean any person or persons designated by a Participant in writing to the Committee to receive any payments of benefits due after his death, or in the absence of a designation, the legal representative of the estate of the Participant. No Beneficiary shall have any right to a benefit under the Plan unless he shall survive the Participant.

            3. "Board" shall mean the Board of Directors of NYMEX.

            4. "COMEX" shall mean Commodity Exchange, Inc. (as constituted as of the Effective Date), except that (i) for periods before the Effective Date, "COMEX" shall mean Commodity Exchange, Inc. (as constituted prior to the Effective Date), and (ii) for any period after such date and on or after the date on which NYMEX has succeeded to substantially all of the assets of Commodity Exchange, Inc. (as constituted as of the Effective Date), "COMEX" shall mean the COMEX Division of NYMEX.

            5. "Committee" shall mean the committee appointed by the Board pursuant to the provisions of Section 1 of Article VI to administer the Plan.

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            6. "Continuous Service" of a Participant shall mean the period commencing on the later of January 1, 1987 or the date a Member becomes a Participant and during which such Participant's membership in COMEX in a single membership category is not interrupted by a cumulative total of more than 365 days. With respect to a natural person who is a Member as of the Effective Date, Continuous Service shall not exclude service merely because such service was performed after January 1, 1987 and prior to the Effective Date. Membership need not be owned and need not be for or on behalf of the same firm or entity to count toward Continuous Service. Any period of time during which a member is suspended or otherwise not in good standing shall be deemed an interruption of Continuous Service, as will (as reflected in the description of the Plan (as formerly constituted) provided to Members by letter dated July 16, 1992 from M. Dawn Lowe, Vice President and Corporate Secretary of Commodity Exchange, Inc.) any time period in which the Member ceased to be a Member, switched membership category, was suspended from membership or leased art original membership seat.

            7. "Effective Date" shall mean [_______________, 1994].

            8. "Full Member" shall mean any member of record of COMEX, except a licensee, who is a natural person and who holds one or more of the authorized and outstanding 772 full memberships in COMEX as of the Effective Date and as thereafter may from time to time have been, or be, transferred, whether the member owns his or her membership or holds such membership pursuant to an A-B-C Agreement.

            9. "Member" shall mean a Full Member or an Option Member.

            10. "NYMEX" shall mean New York Mercantile Exchange.

            11. "Option Member" shall mean any member of record of COMEX who is a natural person and who holds one or more of the authorized and outstanding 238 option memberships in COMEX as of the Effective Date, and as thereafter may from time to time have been, or be, transferred, whether the member owns his or her membership or holds such membership pursuant to an A-B-C Agreement.

            12. "Participant" shall mean all Members who become Participants in accordance with Section 1 of Article III of the Plan.

            13. "Plan" shall mean the Recognition and Retention Plan for Members of the COMEX Division of New York Mercantile Exchange.

            14. "Qualified Participant" shall mean a Member who has satisfied the requirements of Section 2 of Article III thereby entitling him, subject to the terms to the Plan, to the payment of a benefit under the Plan.


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                                  ARTICLE III

                                 PARTICIPATION

            1. Admission as a Participant

            (a) All Members on the effective date of the Plan shall become Participants effective on such date.

            (b) Unless otherwise provided herein, all Members who become Members subsequent to the effective date of the Plan shall become Participants effective on the date such Participant first becomes a Member.

            2. Eligibility to Receive Benefits

            All Participants who complete fifteen (15) years of Continuous Service shall be Qualified Participants, and thereby shall be entitled, subject to the terms and conditions of the Plan, to the receipt of a benefit hereunder. Benefits under the Plan are payable only to a Qualified Participant or, in the event of such Qualified Participant's death, his Beneficiary. Benefits shall be payable to a Qualified Participant individually, and not to a Qualified Participant's firm or affiliation.

                                   ARTICLE IV

                                    BENEFITS

            1. Benefit Commencement Date

            Subject to the provisions of Article V hereof, the payment of benefits to a Qualified Participant shall commence on the first business day of the first calendar quarter following the later of (i) the date such Qualified Participant attains the age of 59-1/2 years of age, whether or not such Qualified Participant is a Member on such date; or (ii) the date such Qualified Participant completes fifteen (15) years of Continuous Service, whether or not such Qualified Participant is a Member on the benefit commencement date.

            2. Amount of Benefits

            (a) Subject to the limitations provided in Article V hereof, (i) each Qualified Participant who is a Full Member shall be entitled to receive the sum of $12,500 per year for ten years, and (ii) each Qualified Participant who is an Option Member shall be entitled to receive the sum of $2000 per year for ten years. Such annual payment to each Qualified Participant shall be paid in equal quarterly installments, with payment being made on the first business day of each calendar quarter during the ten-year period.

            (b) Each Qualified Participant is entitled to only one benefit under the Plan, regardless of the number of memberships such Qualified Participant owns or holds pursuant to an A-B-C


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Agreement. If a Qualified Participant is both a Full Member and an Option
Member, such Qualified Participant shall be entitled to receive the Full Member benefit.

            (c) Payment of Benefits in the Event of Death

            In the event of a Qualified Participant's death prior to having commenced receiving or receiving in full his or her benefit as provided in
Section 2 above, the present value of the benefit or the unpaid portion thereof, as the case may be, shall be payable in a lump sum to his Beneficiary. Such lump sum payment shall be made on the first business day of the second calendar quarter after the Committee receives notice of the Qualified Participant's death from the Beneficiary or the Qualified Participant's personal representative. In calculating the present value of the unpaid portion of a benefit, the Committee shall in its sole discretion, in good faith, determine the applicable interest rate to be used in making its calculation. Such determination shall be conclusive and binding upon all parties. Such determination shall not be deemed to have been made by the Committee in a fiduciary capacity.


                                   ARTICLE V
                            LIMITATION ON BENEFITS;
                               OTHER LIMITATIONS

            1. Funding of the Plan

            (a) COMEX shall establish the Account to fund the payment of benefits under Article IV of the Plan. COMEX shall deposit in the Account such amounts as it shall determine in its sole and absolute discretion to contribute for the payment of such benefits.

            (b) The amounts held in the Account shall be invested in, or committed to, such instruments or transactions as the Committee deems appropriate.

            (c) The amounts of any benefits paid pursuant to Article IV of the Plan shall be charged against the value of the Account.

            (d) COMEX shall have no obligation to contribute any assets or otherwise to fund benefits under the Plan other than such assets as it shall, in its sole and absolute discretion, contribute to the Account. Benefits shall be payable only from the Account. If on any date on which a benefit is payable to a Qualified Participant or Beneficiary only a portion of the aggregate benefits due and payable to all Qualified Participants and Beneficiaries may be paid because of an insufficiency of assets in the Account, the aggregate amount that may be paid on such date shall be apportioned among all such Qualified Participants and Beneficiaries in proportion to the amounts then otherwise payable to each of them. Any amount unpaid because of insufficiency of assets in the Account


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shall be forfeited and no Qualified Participant, Beneficiary, or any other person shall have any claim against COMEX for any unpaid amount.

            (e) Subject to Section 3 of this Article V, the Board may, upon the affirmative vote of a majority of the Board members voting, determine to discontinue future contributions to the Account provided for in subsection (a) or to remove funds placed in the Account to use for its general corporate purposes or otherwise. No Member, Participant, Qualified Participant or Beneficiary shall be entitled to challenge any such determination and the Board shall be under no obligation to replace any amounts removed from the Account.

            (f) COMEX does not guarantee, or undertake to ensure, that at any time there will be adequate funds in the Account to satisfy benefits.

            2. Limitation Due to Insolvency; NYMEX Not to Have Certain
               Obligations

            (a) The Account shall be subject to claims of creditors of COMEX and, for any period during which COMEX comprises a portion of NYMEX that is not a separate entity, NYMEX, and no Qualified Participant or Beneficiary shall have any right, title, interest, or claim in or to the Account or any other assets of COMEX or NYMEX. NYMEX (other than such portion of NYMEX as constitutes COMEX while COMEX does not exist as an entity distinct from NYMEX) shall have no obligation hereunder regarding contributions, benefits or otherwise, except as may be otherwise expressly and specifically provided hereunder.

            (b) No benefits under the Plan may be paid while COMEX (or, while COMEX does not exist as an entity distinct from NYMEX, NYMEX) is insolvent or would, by reason of making such payments, be made insolvent or rendered unable to carry on its corporate purposes, or when the fair value of COMEX's (or, while COMEX is not separately subject to the New York Not-for-Profit Corporation Law, NYMEX's) assets remaining after such payment would be insufficient to meet its liabilities, within the meaning of Sections 515 and 1410 of the New York Not-for-Profit Corporation Law, as said sections may from time to time be hereafter amended, or any successor provisions or comparable provisions of any other applicable law.

            (c) If on any date on which a benefit is payable to a Qualified Participant or a Beneficiary only a portion of the aggregate benefits due and payable to all Qualified Participants and Beneficiaries may be paid because of the provisions of subsection (b) above, the aggregate amount that may be paid on such date shall be apportioned among all such Qualified Participants and Beneficiaries in proportion to the amounts then otherwise payable to each of them. In the event that all or part of a benefit otherwise due and payable is not paid to a Qualified Participant or


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Beneficiary for the foregoing reason, the unpaid amount thereof shall cumulate and shall be added to the amount due and payable to such Qualified Participant or Beneficiary on the first business day of the next succeeding calendar quarter subject to the provisions of subsection (b) above.

            3. Other Limitations

            (a) This Section 3 shall apply notwithstanding any other provision of the Plan to the contrary.

            (b) No new Participants shall be admitted to the Plan on or after the Effective Date.

            (c) The Plan shall remain in full force and effect until full payment has been made of all benefits (the amounts of which are to be calculated under the applicable terms of the Plan other than this sentence, and other than any provision permitting an early termination of the Plan inconsistent with this
Section 3) to which the Participants (who have become such before the Effective
Date) become entitled on or before the day after the fifteenth anniversary of the Effective Date. In each year in which NYMEX funds its Members Retention and Retirement Plan, NYNEX shall cause COMEX to (or NYMEX shall) fund the Plan's Account in an amount equal to $800,000. In each year in which NYMEX does not fund its Members Retention and Retirement Plan and does not make any distribution or pay any dividend permitted by law to its members, NYMEX shall cause COMEX to (or NYNEX shall) fund the Plan's Account in an amount equal to $400,000. In each year in which NYMEX does not fund its Members Retention and Retirement Plan but does make any distribution or pays any dividend permitted by law to its members, NYMEX shall fund the Plan's Account in an amount equal $800,000. The annual net earnings on the assets in the Plan's Account shall be accumulated and added to (or subtracted from, as the case may be) the principal thereof. Except to the extent that the following provisions of this sentence would cause the Plan to be deemed to be funded for tax purposes, as long as the Plan is in effect no withdrawals shall be made from the Plan's Account other than to pay the Plan benefits (except as a result of the Plan's Account being subject to claims of creditors as otherwise provided herein). Notwithstanding the foregoing, any amount required to be paid by NYMEX or COMEX as set forth in this paragraph for the year ending November 30, 1994 shall be equal to the product of (i) such amount and (ii) 365 minus the number of days from (and including) December 1, 1993 to (and including) the Closing Date divided by 365.

            (d) For the year 2002 and each year thereafter, all benefits to be paid under the Plan shall be based on the amounts that as of January 1, 2002 and from time to time thereafter will be expected, as determined under reasonable actuarial assumptions, to be available thereunder to pay benefits; provided that in no event shall benefits payable to any individual under the Plan exceed the benefits that would be payable under the Plan without regard to


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this Section 3; and provided, further, that the applicable actuarial assumptions shall be reviewed at least once in each calendar year to follow 1993. For the year 2002 and each year thereafter, if the actuary for CONEX or NYMEX determines that the Plan is overfunded (provided that the interest rate used to make this determination shall be the Chemical prime rate), the Board may, upon the affirmative vote of a majority of the Board members voting, determine, to the extent of such overfunding, to remove funds placed in the Account to use for its general corporate purposes or otherwise; provided that, to the extent that additional benefits would otherwise have been ultimately payable under the Plan had such amounts not been so removed and interest at the Chemical prime rate as in effect from time to time had been earned on such amounts, such amounts with such interest shall be returned to the Plan's Account as soon as practicable where, and to the extent that, the absence of such return would result in a delay or reduction in such benefits. Any amounts remaining in the Plan's Account after the satisfaction of all liabilities under the Plan shall be removed for general corporate purposes or otherwise.

            (e) Notwithstanding anything to the contrary contained in this
Section 3, the $800,000 and $400,000 figures wherever used above shall be reduced at COMEX's or NYMEX's request from time to time (but not more often than monthly), and whether for an entire year or for the prorated portion of any year, in any case in which the assumptions attached to the Plan as Exhibit A (as adjusted from time to time under this Section 3(e)) can be shown not to be reflective of the actual facts as they develop or otherwise can be adjusted for changes that may reasonably be made to such assumptions from time to time (provided that the interest rate used to make this adjustment shall be the Chemical prime rate). If -

      (i) under the foregoing sentence (A) actuarial assumptions are adjusted for changes that may reasonably be made to such assumptions from time to time and (B) the $800,000 or $400,000 figure (as applicable) is consequently reduced, and

      (ii) (A) subsequent actual facts as they further develop are inconsistent with such adjustment and consequent reduction or (B) the revised actuarial assumptions underlying the reduced contribution requirement can be shown not to be reflective of the actual facts as they develop or otherwise can be shown to be unreasonable (provided that the interest rate used to make this determination shall be the Chemical prime rate), then, as soon as practicable, (x) in the case of clause (ii) (A) above, NYMEX shall cause COMEX to (or NYNEX shall) fund the Plan by the amount of the excessive reduction, with interest at the Chemical prime rate as in effect from time to time; provided that the funding requirement of this sentence shall in no event exceed the amount of a corresponding reduction that had been made under the foregoing sentence, with interest at the Chemical prime rate as in effect from time to time; and (y) in the case of clause (ii) (B) above, the actuarial assumptions to be used prospectively shall be


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adjusted so as to be reasonable (provided that the interest rate used to make this adjustment shall be the Chemical prime rate); provided that the in no event shall the funding requirements of this Section 3 ever exceed the $800,000 and $400,000 figures otherwise set forth in this Section 3.

            (f) On and after the Effective Date, the Plan shall not be amended or terminated to the detriment of the benefits of any Participant (who has become such before the Effective Date), except as may be required by law, or in accordance with the written consent of sixty percent (60%) of the Participants (who have become such before the Effective Date) then living.

            (g) On and after the Effective Date, benefits which may become payable under the Plan shall be payable solely from the Plan's Account, and in no circumstances shall such amounts be payable from the general corporate funds of COMEX or NYNEX (except inasmuch as amounts in the Plan's Account are themselves considered general corporate funds of COMEX or NYMEX, respectively, or if and to the extent NYMEX shall have failed (and shall have failed to cause COMEX) to fund the Plan's Account in accordance with this Section 3).

            (h) If (i) NYMEX enters into or effects any transaction involving the merger or consolidation of NYMEX or COMEX (or a successor to COMEX) with or into another entity, the sale, transfer or lease of all or substantially all of the assets of NYMEX or COMEX (or a successor to COMEX) to another entity or any similar transaction (the "Transaction"), (ii) NYNEX is not then in violation of this Section 3 (provided that, for these purposes any contributions or actions required to be made or taken "as soon as practicable" shall have been made prior to the consummation of the Transaction) and (iii) the surviving or acquiring entity agrees to be substituted for NYMEX in the Plan (or if COMEX (or a successor to COMEX) upon the consummation of the Transaction neither is a member of an affiliated group of companies nor comprises a portion of an acquiring company), then, upon the consummation of the Transaction and the transfer of the Plan's Account to, or continued maintenance of the Account by, as applicable, the post-Transaction sponsor of the Plan, this Section 3 and any other terms of the Plan imposing obligations, responsibilities or other liabilities upon NYMEX shall be of no force or effect with respect to, and shall not otherwise be binding on, NYNEX.

                                   ARTICLE VI
                                 MISCELLANEOUS

            1.    Administration

            The Plan shall be administered by a committee (the "Committee") to be appointed by the Board. The Committee shall have such powers as may be specifically delegated to it by the Board as well as all other powers incident to the administration of


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the Plan. Members of the Committee shall serve at the pleasure of the Board, and may be removed at any time, with or without cause, by a majority of the members of the Board voting thereon. Actions taken by the Committee pursuant to the powers granted to it shall be conclusive and binding upon COMEX, Participants, Qualified Participants and Beneficiaries. Committee members shall be indemnified and held harmless by NYMEX from and against any and all claims, proceedings, actions, damages, liabilities or expenses incurred by, or asserted against, them arising out of, or relating to, their actions in their capacity as members of the Committee, to the maximum extent provided by law and by the By-laws of NYMEX. In furtherance of such indemnification, COMEX or NYNEX may purchase such insurance policies therefor as may be lawful under, and consistent with, the laws of the State of New York.

            2.    Nonassignment of Rights

            No Member, Participant, Qualified Participant or Beneficiary may assign any of his or her rights under the Plan without the prior written consent thereto of the Board.

            3.    Amendments and Termination

            The Board may at any time amend or terminate the Plan, in whole or in part, upon the affirmative vote of a majority of the Board members voting. Incident to any such termination or amendment, the Board in its sole discretion may determine that amounts in the Account which would otherwise have been used to make benefit payments to Qualified Participants or Beneficiaries are required for the conduct of other corporate purposes of COMEX and may permanently suspend the payment of benefits of all Qualified Participants and Beneficiaries then receiving benefits and/or determine that no future benefit payments shall be made to any Qualified Participants or Beneficiaries.

            4.    Governing Law

            The Plan shall be governed by and construed and interpreted under and in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

            5.    Authorization of The Plan

            This restatement of the Plan shall become effective upon the Effective Date, following the approval of a majority of the Board members voting thereon, and the affirmative vote of a majority of the Full Members of COMEX entitled to vote thereon at a meeting duly called and held for that purpose.


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                                   EXHIBIT A

        Interest Rate:      6.00%
        Withdrawal:         20% per year to age 45; zero thereafter
        Mortality:          1983 Group Annuity Mortality Table
        Retirement Age:     The later of age 59-1/2 or 15 years of service